Exhibit 1.01

Allegion plc

Conflict Minerals Report

For the reporting period January 1 to December 31, 2021

EXHIBIT 1.01
Allegion plc
Conflict Minerals Report
For the reporting period from January 1 to December 31, 2021

Background

This Specialized Disclosure Report on Form SD of Allegion plc ("Allegion," "we," "us" or the “Company") for the year ended Dec. 31, 2021, was prepared to comply with the final rule regarding sourcing of conflict minerals under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("the Dodd-Frank Act"). Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), adopted pursuant to Section 1502 the Dodd-Frank Act, was approved by the U.S. Securities and Exchange Commission (the "SEC") on Aug. 22, 2012, and imposes annual reporting requirements on SEC reporting companies relating to the presence of conflict minerals in the products that they manufacture or contract to manufacture.

The rule on conflict minerals focuses on the Democratic Republic of the Congo ("DRC") and its adjoining countries (the “Covered Countries”), a central African region with vast mineral wealth, including reserves of conflict minerals.

Forward-Looking Statements

Certain statements in this report, other than purely historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or variations thereon or similar expressions generally intended to identify forward-looking statements.

Forward-looking statements are based on the Company's currently available information and our current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond the Company’s control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the Company's business is included in filings it makes with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended Dec. 31, 2021, and in its other SEC filings. The Company undertakes no obligation to update any forward-looking statements.

Covered Minerals

The minerals covered by the SEC rules go by the name conflict minerals but are also referred to as 3TGs, an abbreviation for Tin, Tantalum, Tungsten and Gold. These conflict minerals are used in many manufactured goods across many industries, including the aerospace, appliances, automotive, electronics, jewelry, medical and tool and die industries. The term “conflict mineral” is defined in Section 1502(e)(4) of the Dodd-Frank Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or certain of their derivatives (currently limited to tin, tantalum and tungsten); or (B) any other minerals or derivatives designated by the Secretary of State in the future, although no additional minerals or derivatives have been so designated at this time.

Company Overview

We are a global pioneer in seamless access, providing security products and solutions that keep people and their assets safe and productive. Focusing on security around the door and adjacent areas, we offer an extensive and versatile portfolio of mechanical, electronic and software products for homes, businesses, schools and institutions. We are dedicated to upholding our values, serving as a trusted partner for end users, distributors, other innovators and the industry, and making the communities where we live and work better. We have prepared this report to satisfy the requirements of Rule 13p-1 and Form SD (collectively, the “Rule”) promulgated under the Exchange Act.

Product Description

The following categories of electronic and other products that we manufacture or contract to manufacture may contain conflict minerals that are necessary to the functionality or production of such products:

•    Locks, keys & levers – mechanical locks, master key systems, mechanical levers and handles, padlocks;
• Portable & out of home – portable and action sports locks and security, action sports lights;

•    Electronic access & monitoring – electronic and connected locks, access management cards, keypads, credentials, readers, software, services;
•    Doors, exits, openers, closers & accessories – doors, exit devices, door openers, latches, other door accessories;
• Other door hardware – weather stripping, threshold solutions, hinges, lites, louvers; and

•    Accessibility & wellness – safety and comfort solutions, bath hardware, accessibility aids, quiet solutions.

Conflict Minerals Program Overview

As a purchaser, we are many layers removed from the mining of the conflict minerals, and we do not directly purchase raw ore or unrefined conflict minerals. We rely on collaboration with our supplier base by building awareness through training and provide support in order to identify the downstream supply chain and the originating smelter(s)/refiner(s) for the conflict minerals that ultimately are found in our products.
This effort is both challenging and demanding, as many of our suppliers are private entities that are not directly affected by the Rule, and many times do not have the financial and human resources to comply with the requests. Furthermore, our suppliers have their own supply chains and need to collaborate with their own downstream suppliers in order provide transparency of the end-to-end supply chain and to identify the smelter(s)/refiner(s).
Reasonable Country of Origin Inquiry

We conducted a reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals by utilizing the conflict minerals reporting template (“CMRT”) provided by the Responsible Business Alliance’s (RBA) and Global e-Sustainability Initiative (“GeSI”) through its Responsible Minerals Initiative (RMI). Our RCOI was designed to determine whether any of the conflict minerals in our products manufactured in 2021, originated in the Covered Countries or were from recycled or scrap sources by asking our suppliers to identify the smelters and refiners of the conflict minerals contained in the products or raw materials that they supply to us. We reviewed the information our suppliers provided and compared it to publicly available information about such smelters and refiners.

OECD Due Diligence Framework in Practice

We designed our due diligence measures to conform, in all material respects, with the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition) and the related Supplements for gold, tin, tantalum and tungsten (“the Guidance”). The Guidance identifies five steps for due diligence that should be implemented and provides guidance as to how to achieve each step. We developed our due diligence process to address each of these five steps, namely:

1. Establishing strong company management systems regarding conflict minerals;

2. Identifying and assessing risks in our supply chain;

3. Designing and implementing a strategy to respond to identified risks in our supply chain;

4. Utilizing independent third-party audits of supply chain diligence; and

5. Publicly reporting on our supply chain due diligence

The OECD Guidance specifies that the requirements for compliance should reflect a company’s position in the supply chain. In particular, the OECD Guidance states that the implementation of due diligence should be tailored to a company’s activities and relationships and that the nature and extent of due diligence may vary based on a company’s size, products, relationships with suppliers and other factors. Due to practical difficulties associated with supply chain complexities, the OECD Guidance advises that downstream companies exercise due diligence primarily by establishing controls over their immediate suppliers. Accordingly, we rely primarily on our strategic, direct suppliers to provide information with respect to the origin of the conflict minerals contained in the components and materials supplied to us.

STEP 1: Establish Strong Company Management Systems

Company Conflict Minerals Policy

Our policy is to support the legitimate businesses within the Covered Countries, and we expect our suppliers to source conflict minerals responsibly by establishing conflict minerals compliance policies and a due diligence process to support their conflict minerals data collection efforts.

To view our complete Conflict Minerals Policy, visit our webpage located at:

https://www.allegion.com/corp/en/about/ESG/environmental/conflict-minerals.html.

Internal Team

Our conflict minerals program is designed to conform to the internationally recognized due diligence framework of the OECD. The framework includes standard operating procedures, supplier risk segmentation, established processes for RCOI, due diligence and escalation, training and communication, as well as an external and internal website containing our Conflict Minerals Policy with information about the regulation, email contact information and the latest Form SD filing.

We have a global supply chain compliance team that reports up to the Senior Vice President - Global Operations and Integrated Supply Chain and is responsible to the Corporate Secretary’s Office for the Form SD report creation, and focuses on driving the compliance efforts of the conflict minerals program, executing the procedures, working closely with a third-party regulatory compliance consulting firm to advance the maturity and sophistication of the program and further strengthening the conformance with the OECD Guidance and standards. Our continued conflict minerals program maturity progress can be attributed to several successfully executed initiatives:

• Attendance at conferences that include topics related to conflict minerals;

• Advancing internal knowledge through continuing education;

•    Following any updates to relevant regulations (such as following news releases, webinars, industry initiatives); and
• Third-party software solution and consulting services, such as –

◦    We leveraged this software to upload related legacy documents for retention purposes and will retain the records for a period of five years per the OECD Guidelines;
◦ We are leveraging this software to offer training and updates for suppliers; and

◦ We utilize their resources for benchmarking purposes.

We collaborate closely with our suppliers by developing long-lasting relationships. Our supplier development team has the responsibility to qualify and develop our suppliers. This team conducts periodic reviews of our Global Supplier Requirements Manual, which lays out the Company’s expectations of suppliers with respect to compliance with local, state and national regulations, including the Rule.

Further, we have a dedicated commodity management team responsible for maintaining relationships with suppliers within their assigned commodities. This team also monitors supplier performance and selectively manages strategic relationships with preferred suppliers to help preserve the stability and longevity of the supplier relationships. Our supplier contracts contain a regulatory clause that explicitly lays out the expectations with the suppliers to comply with laws, including the Rule, and allows our company to audit and inspect data, records and other materials to evidence conflict minerals use and controls.

Per the OECD Guidelines, we retain and maintain our records for a period of five years on a company share-drive system. These records are also loaded into our third-party software system, Assent Compliance Manager system (“ACM System”), and we will continue to leverage this system for record keeping purposes.

Reporting Mechanism

As part of our continuing efforts to ensure lawful and ethical behavior, the Allegion Code of Conduct and Allegion Business Partner Code of Conduct advise employees and business partners to report legal and ethical questions or concerns. Both documents can be found by clicking on the following link: https://www.allegion.com/corp/en/about/ESG/governance/ethics-and-compliance-program.html.

A variety of options are available for employees and business partners to ask questions or report concerns in the area of ethics and compliance.

Employees. As set forth in the Allegion Code of Conduct (“Code”), employees may contact their manager, local management or local Human Resources partner; they may also contact the Allegion Legal Department, Chief Compliance Officer or Ethics HelpLine (“HelpLine”). Specific instructions for contacting these resources are provided in the Code. Employees contacting the HelpLine may choose to remain anonymous if consistent with applicable local law. The HelpLine is available 24/7 and is staffed by an independent organization. The Code also includes a section entitled “Zero-tolerance for retaliation,” which prohibits retaliation against individuals asking questions or raising concerns.

Business Partners. The Allegion Business Partner Code of Conduct (“Business Partner Code”) states that business partners who wish to seek guidance or report concerns in the ethics and compliance area may send an email to Allegion, submit a report to Allegion via the Internet, send a letter to Allegion by mail or contact the HelpLine. Specific instructions and information (such as email, internet and mailing addresses, and U. S. and international HelpLine phone numbers) on reporting using each of these resources is provided in the Business Partner Code. Examples of business partners noted in the Business Partner Code include agents, distributors, dealers, contractors, suppliers, vendors, service providers, intermediaries, joint venture partners and others.

STEP 2: Identify and Assess Risks in Our Supply Chain

Scope Identification

Due to our size, the complexity of our products, and the depth, breadth and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. Risks are identified automatically in the Assent system based on criteria established for supplier responses. These risks are addressed by Assent Compliance supply chain staff and members of our internal conflict minerals team who contact the supplier, gather pertinent data and perform an assessment of the supplier’s conflict minerals status.

The primary risk we identified with respect to the reporting period ended Dec. 31, 2021, is related to the nature of the responses received. Many of the responses received provided data at a company or divisional level or were unable to specify the smelters or refiners used for 3TG in the components supplied to Allegion. Additionally, some suppliers indicated that they received information regarding their supply chains from 50% or less of their suppliers and, therefore, they could not provide a comprehensive list of all smelters or refiners in their supply chains. Based on the supply chain information we collected, we performed a risk-based approach in our due diligence that included:

▪    Risk Identification through a commodity segmentation across the company for components (including electronic products) or products previously identified as containing, or were suspected of containing, conflict mineral(s).

▪    Risk Assessment and prioritization based on information about purchased components or products from engineering, catalogs, sourcing managers and commodity-taxonomy definition. Our categories were as follows:

• High Concern

◦ Electronic products / components

◦ Materials / mechanical components containing 3TG’s

• Low Concern

◦ Mechanical products, molded components, finishing, powered coats

• No Concern / Out of Scope

◦ Plastics extrusions, foam/insulation

◦ Packaging, paper, wood, chemicals, service providers, etc.

▪    Risk Monitoring of new suppliers and additional information, including changes in regulatory landscape. When new suppliers are identified, we conduct a risk assessment of the anticipated purchases to determine the concern level. Based on this assessment, we engage with all relevant suppliers and request that they complete and return the CMRT.

Execution

For our 2021 campaign, we retained Assent Compliance (“Assent”), our third-party service provider, to assist us in reviewing our supply chain. We initiated the campaign with a communication to our supply base authorizing Assent to solicit information from our suppliers. Next, Assent distributed a “campaign kick- off” letter in multiple languages that laid out the timing of the 2021 CMRT campaign, the process and expectations. Following the campaign kick-off, Assent provided each supplier with (in multiple languages):

• Allegion’s Conflict Minerals Policy;

• Information about the conflict minerals regulations;

• Training materials for the program and CMRT form (version 6.1);

• Allegion contact information and conflict minerals website; and

• CMRT response deadline.

We followed this pre-established process for all suppliers with reminders to complete and return the CMRT and validated the CMRT responses for completion and accuracy. In addition, we followed an escalation process for all suppliers who failed to timely complete and return the CMRT or who provided incomplete or inconsistent responses - the process included alternative communication medium (e.g., phone calls or emails from private accounts as opposed to company accounts), leveraging the commodity managers (including local commodity managers in other regions of the world) who had established relationships with the suppliers and online research of the suppliers to see if they provided any public information regarding conflict minerals (e.g., policy or Form SD filing).

The smelter information provided by the suppliers was validated using the most recent smelter and refinery validation list from the Responsible Minerals Initiative (RMI). Before the validation, the lists were reviewed and scrubbed for:

• Electronic component suppliers declaring NO 3TGs;

• Convert old smelter identification number (“CID”) to new CID;

• Remove duplicates and non-actionable submissions;

• Identify the CID based on the mineral, name, location;

• Remove any entries that don’t meet the RMI definition of a smelter or refiner; and

• Correct misspelled smelters/refiners.

We reviewed the list to identify smelters/refiners that were participating in the Responsible Minerals Assurance Process (“RMAP”), while a risk-based assessment was also performed on the remaining smelters/refiners in order to determine which suppliers posed increased risks in the supply chain. This risk assessment and further investigation consisted of, among other things:

• Reviews of Dun and Bradstreet reports;

• Checks of the U.S. Department of Commerce Conflict Mineral processing facilities;

• Verification of country of origin risk, as listed in the RMAP Audit Procedure; and

• Internet searches.

Assent uses three factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags:

• Geographic proximity to the DRC and covered countries;

• RMAP audit status; and

• Credible evidence of unethical or conflict sourcing.

Based on these criteria Assent Compliance identified the following third-party facilities in the received CMRT responses as “SORs of Interest”:

• African Gold Refinery – CID003185 – Uganda;

• Kaloti Metals – CID002563 – UAE;

• Fidelity Printers – CID002515 – Zimbabwe;

• Sudan Refinery – CID002567 – Sudan;

• Industrial Refining Company – CID002587 – Belgium; and

• Kyrgyzaltyn JSC – CID001029 - Kyrgyz Republic.

Through Assent Compliance, submissions that include any of the above facilities immediately produce a response instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to components or products that they supply to us, if any, and escalating up to removal of these “Smelters of Interest” from their supply chain.

Due to our continued partnership with Assent Compliance, we were able to leverage the provider to assist us with the smelter review and country-of-origin determination for the data we collected during our due diligence and supplier campaign.

Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program meets the OECD Guidelines and can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program are based on these four questions in the CMRT:

A. Have you established a responsible minerals sourcing policy?

E. Have you implemented due diligence measures for responsible sourcing?

G. Do you review due diligence information received from your suppliers against your company’s expectations?

H. Does your review process include corrective action management?

When suppliers meet or exceed those criteria (Yes to at least A, E, G and H), they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program. As of March 27, 2022, 17% of our responsive suppliers have been identified as having a strong program, and 13% of suppliers have been identified as having a weak program.

STEP 3: Design and Implement a Strategy to Respond to Identified Risks

We provide periodic reports on the progress of our campaign process to our Global Supply Management leadership. On an annual basis, we provide an update to the Executive Leadership Team about the state of our conflict minerals program and have a separate meeting with the Senior Vice President - Global Operations and Integrated Supply Chain (“SVP Global Operations”) and the Deputy General Counsel and Corporate Secretary where we review the process, efforts, challenges, milestones and results before the final Form SD report is signed by the SVP Global Operations and filed with the SEC.

If there is a need for any meetings outside of the regular cadence to discuss emergency/escalation matters, our SVP Global Operations as well as our Deputy General Counsel and Corporate Secretary are available at short notice. Further, we have established an oversight governing body (Conflict Minerals Risk Team) responsible for discussing and deciding the next steps for escalated high-risk/non-compliant suppliers (including any need for renegotiation of supplier terms, termination of supplier relationships, creation of a remediation plan, etc.). The members of the team are as indicated below. We also review with internal audit members as needed.

• Deputy General Counsel and Corporate Secretary

• SVP Global Operations

• Director, Global Quality Processes

• Manager, Supply Chain Compliance

STEP 4: Utilize Independent Third-Party Audits of Supply Chain Diligence Practices

While we do not have a team of resources to independently audit the smelters/refiners within our supply chain, we have partnered with Assent Compliance, a ‘best-in-class’ third-party software and regulatory consulting company, who performs audits and verification activities of smelters/refiners across the globe as part of their business services for Allegion.

STEP 5: Publicly Report on Supply Chain Due Diligence

This is the ninth year that we have reported on our conflict minerals program, our risk assessment and due diligence, as well as our results. We have experienced a significant maturity from our suppliers in relation to engagement, sophistication of data provided and overall improved transparency in the supply chain.

While progress has been made, we were unable to determine with certainty that all the conflict minerals contained in our products are from conflict-free sources due to, among other things, the following:

a. Several of our suppliers identified smelters/refiners that do not participate in the RMAP or a similar program and other suppliers failed to identify any smelter / refiners in their responses to us. Furthermore, we were unable to obtain responses from all our suppliers, and some suppliers provided incomplete or inconsistent data.

b. Many of our suppliers submitted responses that were declared on a company-wide basis (i.e., representing the smelters and refiners associated with all product offerings of the supplier that contained conflict minerals) and not specific to the materials supplied to Allegion. Therefore, in combination with multiple layers in our supply chain, we believe these declarations might include smelters and refiners that do not provide the conflict minerals that are in our products.

As a result, we do not have sufficient information to conclusively determine the country of origin of all the conflict minerals in our products and, if such conflict minerals did originate in the Covered Countries, whether such conflict minerals were from recycled or scrap sources or were from other conflict-free sources.

2021 Results

For 2021, we reviewed 1,002 suppliers and actively engaged with 312 suppliers that we deemed relevant based on historical CMRT responses and purchases. We received CMRT submissions from 185 suppliers (response rate of 59.3%). All CMRTs were reviewed for completeness and accuracy. Out of the received CMRTs, 177 were validated and provided the basis for our list of “Reported Entities,” starting on page 16 of this report.

Based on the due diligence process described under the heading “OECD Due Diligence Framework in Practice” on page 5 of this report and the information provided by our suppliers, we believe, to the extent reasonably determinable by us, that the facilities used to process the conflict minerals in our products or the other sources of the conflict minerals in our products consist of the following 339 entities (listed in the Reported Entities section), and that we have categorized as follows:

• 234 smelters were classified as “RMAP Conformant;”

• 68 smelters had a status of “Not Enrolled;”

• 20 smelters are “RMAP Active;” and

• 17 smelters are “Non-Conformant.”

“RMAP Conformant” means the smelter has successfully completed a RMAP audit and maintains good standing in the program, through a continual validation process. These smelters or refiners (SOR’s) have the systems and processes in place to support responsible sourcing of raw materials and can provide evidence to support their sourcing activities.

Due Diligence Determination

For the reasons stated in this report, we do not have sufficient information to conclusively determine the country of origin of all the conflict minerals in our products described under the heading “Product Description” on page 4 of this report and, if such conflict minerals did originate in the Covered Countries, whether such conflict minerals were from recycled or scrap sources or were from other conflict-free sources.

We have provided this information as of the date of this report. Subsequent events, such as the inability or unwillingness of any suppliers, smelters or refiners to provide us with complete information, may affect our future determinations under the Rule.

Independent Private Sector Audit

As permitted by Rule 13p-1 and the SEC’s guidance with respect thereto, we did not obtain an independent private-sector audit of this Conflict Minerals Report.

Future Initiatives

We plan to execute several initiatives to enhance our conflict minerals program, such as:

• Continued education and training both for our company and our supply chain;

•    Continued partnerships with industry groups and subject matter experts to define and improve best practices and build leverage over our supply chain;
•    Continued engagement with our suppliers to obtain current, accurate and complete information from them and their downstream supply chain; and
•    Continued engagement with our third-party software solution and consulting company who are working on independently verifying smelters outside of the RMI smelter certification program.

Reported Entities

Metal	Smelter Name	Smelter Facility Location
Gold	Advanced Chemical Company	United States Of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	DSC (Do Sung Corporation)	Korea, Republic Of
Gold	DODUCO Contacts and Refining GmbH	Germany
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	OJSC Novosibirsk Refinery	Russian Federation
Gold	Refinery of Seemine Gold Co., Ltd.	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	LT Metal Ltd.	Korea, Republic Of
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Asahi Refining USA Inc.	United States Of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States Of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	Lingbao Gold Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Materion	United States Of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States Of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey

Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	PAMP S.A.	Switzerland
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	Sabin Metal Corp.	United States Of America
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Torecom	Korea, Republic Of
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States Of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Yamakin Co., Ltd.	Japan

Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Guangdong Jinding Gold Limited	China
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Geib Refining Corporation	United States Of America
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China
Gold	Shandong Humon Smelting Co., Ltd.	China
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	T.C.A S.p.A	Italy
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Shirpur Gold Refinery Ltd.	India
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of
Gold	Marsam Metals	Brazil
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	SAAMP	France
Gold	L'Orfebre S.A.	Andorra
Gold	8853 S.p.A.	Italy
Gold	Italpreziosi	Italy
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	AU Traders and Refiners	South Africa
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India
Gold	Sai Refinery	India
Gold	Bangalore Refinery	India
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany

Gold	Pease & Curren	United States Of America
Gold	JALAN & Company	India
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	Safimet S.p.A	Italy
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania
Gold	QG Refining, LLC	United States Of America
Gold	CGR Metalloys Pvt Ltd.	India
Gold	Sovereign Metals	India
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Augmont Enterprises Private Limited	India
Gold	Kundan Care Products Ltd.	India
Gold	Emerald Jewel Industry India Limited (Unit 1)	India
Gold	Emerald Jewel Industry India Limited (Unit 2)	India
Gold	Emerald Jewel Industry India Limited (Unit 3)	India
Gold	Emerald Jewel Industry India Limited (Unit 4)	India
Gold	K.A. Rasmussen	Norway
Gold	Alexy Metals	United States Of America
Gold	Sancus ZFS (L’Orfebre, SA)	Colombia
Gold	Sellem Industries Ltd.	Mauritania
Gold	MD Overseas	India
Gold	Metallix Refining Inc.	United States Of America
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	SAFINA A.S.	Czechia
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	International Precious Metal Refiners	United Arab Emirates
Gold	NH Recytech Company	Korea, Republic Of
Gold	C.I Metales Procesados Industriales SAS	Colombia
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	WEEEREFINING	France

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Caridad	Mexico
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	L'azurde Company For Jewelry	Saudi Arabia
Gold	Samwon Metals Corp.	Korea, Republic Of
Gold	Morris and Watson	New Zealand
Gold	Abington Reldan Metals, LLC	United States Of America
Gold	Modeltech Sdn Bhd	Malaysia
Gold	Super Dragon Technology Co., Ltd.	China
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
Gold	Kaloti Precious Metals	United Arab Emirates
Gold	Sudan Gold Refinery	Sudan
Gold	Fujairah Gold FZC	United Arab Emirates
Gold	Industrial Refining Company	Belgium
Gold	African Gold Refinery	Uganda
Gold	Gold Coast Refinery	Ghana
Gold	Dijllah Gold Refinery FZC	United Arab Emirates
Gold	Value Trading	Belgium
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Exotech Inc.	United States Of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	NPM Silmet AS	Estonia

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	QuantumClean	United States Of America
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States Of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States Of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States Of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Boyertown	United States Of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	Yancheng Jinye New Material Technology Co., Ltd.	China
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Alpha	United States Of America
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State Of)
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	China Tin Group Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	United States Of America
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Rui Da Hung	Taiwan, Province Of China
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Super Ligas	Brazil
Tin	Metallo Belgium N.V.	Belgium

Tin	Metallo Spain S.L.U.	Spain
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	PT Bangka Serumpun	Indonesia
Tin	Pongpipat Company Limited	Myanmar
Tin	Tin Technology & Refining	United States Of America
Tin	Ma'anshan Weitai Tin Co., Ltd.	China
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil
Tin	CRM Synergies	Spain
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	Luna Smelter, Ltd.	Rwanda
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Novosibirsk Processing Plant Ltd.	Russian Federation
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Mitra Sukses Globalindo	Indonesia

Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam
Tin	Modeltech Sdn Bhd	Malaysia
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China
Tin	Precious Minerals and Smelting Limited	India
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China
Tin	PT Tommy Utama	Indonesia
Tin	VQB Mineral and Trading Group JSC	Viet Nam
Tin	PT Tirus Putra Mandiri	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	PT Masbro Alam Stania	Indonesia
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States Of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States Of America
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Kennametal Fallon	United States Of America
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Niagara Refining LLC	United States Of America
Tungsten	China Molybdenum Co., Ltd.	China
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	KGETS Co., Ltd.	Korea, Republic Of
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Artek LLC	Russian Federation
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation
Tungsten	NPP Tyazhmetprom LLC	Russian Federation
Tungsten	GEM Co., Ltd.	China
Tungsten	Fujian Xinlu Tungsten	China
Tungsten	OOO “Technolom” 2	Russian Federation
Tungsten	OOO “Technolom” 1	Russian Federation
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China

Definitions

Conflict-Free Smelters or refiners that have been verified as complying with the Conflict- Free Sourcing Initiative’s Conflict-Free Smelter Program or an equivalent third-party audit program
Covered Countries Refer to the Democratic Republic of the Congo ("DRC") and any country that shares an internationally recognized border with the DRC
OECD Organisation for Economic Co-operation and Development

Dodd-Frank Act Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and

                 Consumer Protection Act of 2010

CID Smelter Identification Number

RMI Responsible Minerals Initiative

SORs of Interest Smelters or Refiners that present significant risk to supply chains, as per the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas